Exhibit 23.3



                             David T. Thomson, P.C.
                           Certified Public Accountant




                        CONSENT OF INDEPENDENT ACCOUNTANT




To the Board of Directors
The Murdock Group Career Satisfaction Corporation

I have issued my report dated September 16, 1998, accompanying the financial statements of The Murdock Group Career Satisfaction Corporation included in the Registration Statement Form SB-2 and the related prospectus.

I consent to the use of my report, as stated above in the Registration Statement. I also consent to the use of my name in the statement with respect to me as appearing under the heading "Experts" in the Registration Statement.


 David T. Thomson P.C.
 /s/David T. Thomson P.C.
 ------------------------
 Salt Lake City, Utah
 November 24, 1998






               P.O. Box 57l605, Murray, Utah 84157 / (801)966-9481